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                     November 6, 2023

       Kin Sun Sze-To
       Chief Executive Officer
       Plastec Technologies, Ltd.
       c/o Unit 01, 21/F, Aitken Vanson Centre, 61 Hoi Yuen Road
       Kwun Tong, Kowloon, Hong Kong

                                                        Re: Plastec
Technologies, Ltd.
                                                            Amendment No. 1 to
Form 20-F for the Fiscal Year Ended December 31, 2022
                                                            File No. 000-53826

       Dear Kin Sun Sze-To:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Disclosure Review Program
       cc:                                              Jeffrey M. Gallant